UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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VERSO CORPORATION
(Name of Registrant as Specified In Its Charter)

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This filing contains the following communications, which were distributed by Verso Corporation (the “Company” or “Verso”) on December 30, 2019:

1.                   Verso Press Release, dated December 30, 2019

2.                   Letter to Verso Employees from the Verso Senior Leadership Team, dated December 30, 2019

3.                   Letter to Verso Customers from the Verso President, dated December 30, 2019

Verso Highlights a Highly Qualified, Diverse, Newly Refreshed Board –

Well-Positioned to Execute on Continued Strategic Transformation

Strategy Overseen by Verso Board Provides Short-Term and Long-Term Value for All Stockholders

Files Definitive Proxy Materials and Mails Letter to Stockholders Highlighting Strategic Transformation

Urges Stockholders to Vote FOR Pixelle Transaction, Verso’s Seven Nominees and in Accordance with Verso’s Recommendations on All Other Proposals at the Upcoming Annual Meeting

MIAMISBURG, Ohio – December 30, 2019 – Verso Corporation (NYSE: VRS) ("Verso" or the "Company") today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection the Company’s upcoming 2019 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled for January 31, 2020. As previously disclosed, the Annual Meeting will include proposals related to the sale of Verso’s Androscoggin and Stevens Point mills to Pixelle Specialty Solutions (the “Pixelle Transaction”). Verso stockholders of record at the close of business on December 16, 2019, are entitled to notice and to vote upon these proposals at the Annual Meeting. The proxy statement and other important information related to the Annual Meeting can be found online at http://www.proxyvoting.com/VRS.

The Board unanimously recommends that stockholders vote “FOR” the Pixelle Transaction, ALL seven of Verso’s nominees named below, and in accordance with the Company’s recommendations on all other proposals on the WHITE proxy card TODAY:

•	Dr. Robert K. Beckler
•	Paula H. J. Cholmondeley
•	Randy J. Nebel
•	Steven D. Scheiwe
•	Jay Shuster
•	Adam St. John
•	Nancy M. Taylor

In connection with the filing of the proxy statement, the Verso Board mailed the following letter to stockholders:

December 30, 2019

Dear Fellow Stockholders,

At the upcoming Annual Meeting on January 31, 2020, you will face important decisions regarding the future of your Company and the value of your investment. Among other things, you will be asked to approve the sale of our Androscoggin and Stevens Point mills to Pixelle Specialty Solutions LLC (the “Pixelle Transaction”) and elect the directors you believe are most qualified to oversee the execution of the Company’s transformation strategy, provide unbiased and unconflicted stewardship of the Company, including the use and return to stockholders of the anticipated net proceeds from the consummation of the Pixelle Transaction, and serve the best interests of ALL Verso stockholders.

Upon completing the SEC review and comment process of the preliminary proxy related to the Pixelle Transaction earlier than anticipated, Verso had the ability to schedule a single stockholder meeting to vote on the Pixelle Transaction at the Annual Meeting. The Board discussed the benefits of holding a single stockholder meeting using a single proxy card and then, with Messrs. Alan Carr and Eugene Davis (who are not standing for re-election at the Annual Meeting) recusing themselves from the Board meeting, authorized a change to the Annual Meeting date from January 21 to January 31, 2020, to hold a single meeting, as previously announced.

As you may know, Lapetus Capital II LLC (“Lapetus”, and together with its affiliates, “Atlas,” and BW Coated LLC and together with its affiliates, “Blue Wolf,” and, collectively with Atlas, “Atlas/Blue Wolf”), have launched a costly, self-serving and distracting proxy contest.

STOCKHOLDERS SHOULD KNOW THE FACTS BEFORE MAKING A VOTING DECISION

AT THE ANNUAL MEETING

•	Verso has significantly outperformed both our peer group and the Russell 2000, with 49% stock appreciation over the last three years.
•	Verso’s Board intends to return at least $225 million of the net proceeds from the Pixelle Transaction to stockholders.
•	Verso has put forth director nominees that, if elected, will comprise a newly refreshed Board with broad and deep experience and no conflicts of interest.
•	We believe that Atlas/Blue Wolf is running this proxy contest in order to carry out its self-serving agenda – namely to create an exit strategy for its investment in Twin Rivers Paper (“Twin Rivers”). Equally troubling, we believe that the Atlas/Blue Wolf nominees would be subject to significant influence from Atlas/Blue Wolf, and as a result, would be inclined to favor them at the expense of our other stockholders.
o	Atlas/Blue Wolf has tried repeatedly since December 2017 to take control of our Company at opportunistic valuations with the stated obligation to combine Verso with their portfolio company Twin Rivers, without paying a control premium.
o	Two of three hand-picked Atlas/Blue Wolf nominees are highly conflicted and will not serve the interests of all stockholders. We believe if elected, the Atlas/Blue Wolf nominees would seek to facilitate Atlas/Blue Wolf’s agenda of obtaining control of Verso to find an otherwise limited exit strategy for its investment in Twin Rivers.
o	Timothy Lowe serves as a director and operating partner of Twin Rivers, a direct competitor of Verso, and is a compensated advisor to Atlas/Blue Wolf.
o	Jeffrey Kirt is a repeat nominee of Lapetus in other dissident proxy contest situations, including a failed attempt to be elected to a board in a different proxy contest in 2019.

o	Sean Erwin does not provide additional experience as compared to the Company’s nominees, which if the Company’s nominees are elected, will include highly qualified and diverse paper executives who collectively have more than 150 years of relevant paper industry experience.
o	Ask yourselves, why else would Atlas/Blue Wolf be running a proxy contest against a newly refreshed, diverse and experienced Board of Directors when its investment in Verso has increased nearly 18% over the past two years as of the record date – if not because they have their own self interests in mind?

OUR BOARD AND MANAGEMENT HAVE DELIVERED STRONG FINANCIAL RESULTS

The Verso Board and management team have overseen considerable stock price appreciation and established a strong financial foundation. Since 2016, our strategy has enabled Verso to deliver significant equity appreciation for stockholders. Verso has outperformed both our peer group and the Russell 2000, with 49% stock appreciation over the last three years, versus 37% for our peer group and 33% for the Russell 2000. Strong operating cash flow since late 2017 has resulted in the repayment of all of Verso’s long-term debt. Additionally, Verso’s liquidity has continued to increase, exceeding requirements for funding normal operations, and will be reinvested in the business to drive future growth. Furthermore, from year end 2017 to year end 2018, Verso increased its Adjusted EBITDA from $134 million to $296 million, driven by price, mix and operational improvements. For the 12 month period ending September 30, 2019, the mills not being sold, delivered $226 million, or 83%, of Verso pro forma Adjusted EBITDA.

Beginning in late 2017 and into 2018, the Company capitalized on market opportunities to advance the business and enhance stockholder value. However, in late 2018, macro conditions caused us to make the difficult decision to close our paper mill in Luke, Maryland, which ultimately occurred in June 2019. This decision was made in response to decreased demand, coupled with the significant influx of imported graphic papers. As a result of the changing dynamics in the industry, we initiated a strategic review to ensure the Company was best positioned to enhance value for stockholders. In addition to considering the potential sale of all or part of the Company, we also evaluated and approved lower cost capital projects to take advantage of high-return market opportunities in certain of our mill operations. For example, in 2018 Verso invested $17 million at the Androscoggin mill to convert a shut-down paper machine and related assets to the production of linerboard, specialty unbleached papers and virgin pulp, an investment without which the entire mill would have more than likely been shut down at an estimated cost of $55 million. Verso achieved operational status on this project at a fraction of the cost and time that other companies spend to achieve operational status.

VERSO’S STRATEGY IS DELIVERING MEANINGFUL VALUE TO STOCKHOLDERS, INCLUDING THE EXPECTED MINIMUM $225 MILLION RETURN THROUGH A TRANSFORMATIVE TRANSACTION

YOUR RETURNS AND VERSO’S POSITIVE MOMENTUM ARE AT RISK

To ensure we evaluated all opportunities and addressed continued headwinds and challenging market conditions, Verso launched a strategic review in 2019. This review resulted in the agreement we announced on November 12, 2019, to sell our Androscoggin and Stevens Point mills to Pixelle Specialty Solutions in order to prioritize our focus on our graphics operations and maximize value for all stockholders. We believe this strategic focus will enable Verso to make the appropriate capital investments in our remaining operations to make the business more resilient to market headwinds and provide us with greater flexibility to take advantage of future opportunities.

Net cash proceeds from the proposed transaction are expected to be approximately $336 million. The net amount includes the assumption by Pixelle of approximately $35 million pension liabilities, approximately $17 million of working capital adjustments and approximately $12 million of transaction expenses. Additionally, the Company has announced it will contribute $54 million of the net proceeds to fund a portion of the Company’s under-funded pension liability. The Board intends to return to stockholders at least $225 million of the net proceeds from the Pixelle Transaction. In order to most effectively maximize value of the return to stockholders, Verso’s Board, as disciplined stewards of the Company’s capital, will determine the method, timing and precise amounts of such returns promptly following the closing after taking into account, among other things, the composition of the Company’s then existing stockholder base, relevant tax considerations, existing market conditions and the status of the Company’s strategic review process. Verso’s slate of nominees, with its more than 150 years of collective paper industry experience, will oversee the management team’s execution and implementation of transformational processes that will enable the Company to evolve with the industry environment and exercise deft judgment in investing in capital projects with high risk adjusted returns to take advantage of market opportunities on a go-forward basis.

Among other potential mischief, we believe that if their nominees are elected, Atlas/Blue Wolf will attempt to:

•	Derail the Pixelle transaction in an effort to enhance Twin Rivers' competitive position in coated specialty papers and potentially jeopardize the benefits of the sale transaction to the Company and its other stockholders;
•	Influence the size, timing and manner of the Company’s announced distribution of the proceeds from the Pixelle Transaction in order to increase its ownership position in the Company without buying a single additional share and acquire majority ownership of the Company's outstanding stock; and/or
•	Control the Company’s continuing strategic review so as to influence and facilitate a possible transaction between the Company and Twin Rivers on terms favorable to Atlas/Blue Wolf at the expense of our other stockholders.

ATLAS/BLUE WOLF IS PURSUING A SELF-SERVING AGENDA TO GAIN CONTROL OF VERSO

As disclosed in our public filings, for the past two years members of the Board and management team have held numerous discussions with representatives of Atlas/Blue Wolf. These discussions began with an unsolicited, conditional and opportunistic all cash proposal by Atlas/Blue Wolf to acquire all of the outstanding shares of Verso. After Atlas/Blue Wolf changed its proposed valuations of the Company and consideration mix to its stockholders several times, and given Verso’s increasing stock price, our Board determined the terms were not favorable to all stockholders. After these discussions failed to result in a sale of the entire Company, Atlas/Blue Wolf began modifying its attempts to gain control through other proposals, including suggesting a partial tender offer to acquire just 50.2% of outstanding shares based on their ownership at the time – an arguably coercive transaction that would have given them control of the Company without paying an appropriate control premium. This transaction would have likely resulted in Atlas/Blue Wolf saddling Verso with its Twin Rivers assets – a win-win for Atlas/Blue Wolf and a lose-lose for our stockholders. Our Board believed then, and still does now, that a combination of Verso and Twin Rivers at the valuations previously proposed is not in the best interest of our stockholders.

Around the time our Board rejected these proposals, Atlas/Blue Wolf began agitating for changes at the Board level. Importantly, much of what Atlas/Blue Wolf was suggesting was already being contemplated by our Board as we undertook the process of reconstituting our Board over the past year and interviewing several candidates, including their proposed nominees. In addition, we made several attempts to reach a resolution subject to a customary cooperation agreement, to which Atlas/Blue Wolf proposed changes that included the removal of certain governance protections, and would have allowed Atlas/Blue Wolf’s nominees to freely share material, non-public information with Atlas/Blue Wolf and continue trading Verso stock.

When Verso was unwilling to agree to such a cooperation agreement that was in direct violation of good corporate governance practices, Atlas/Blue Wolf demonstrated that it was unwilling to consider an amicable settlement to its proxy contest.

Unlike the activist hedge funds that typically engage in proxy contests, Atlas/Blue Wolf are private equity firms that own companies that directly compete with Verso. We believe Atlas/Blue Wolf has every intention to continue its distressed attempts to take effective control of Verso and its attractive assets so as to combine with Twin Rivers and camouflage the failing performance of Atlas/Blue Wolf’s industry assets.

ATLAS/BLUE WOLF’S NOMINEES ARE CONFLICTED AND SUBJECT TO SIGNIFICANT INFLUENCE FROM ATLAS/BLUE WOLF

We believe these nominees were strategically chosen as part of Atlas/Blue Wolf’s continued pursuit of control of Verso. After a comprehensive and rigorous assessment of Atlas/Blue Wolf’s nominees, just as it does with any potential nominees, the Board determined that the Atlas/Blue Wolf nominees are highly conflicted and NOT additive to the Board. In fact, two out of three of Atlas/Blue Wolf’s nominees have conflicts of interest and we believe are subject to significant influence from Atlas/Blue Wolf.

•	Timothy Lowe serves as a director and operating partner of Twin Rivers, a direct competitor of Verso and the very asset Atlas/Blue Wolf wants to merge with our Company, and of which he is a stockholder. We believe his role at a competitor and proposed merger partner underscores that, if elected, Mr. Lowe would be subject to significant influence from Atlas/Blue Wolf and carry out its self-serving agenda. In addition, as disclosed in the Atlas/Blue Wolf proxy, Mr. Lowe provides advisory services to affiliates of Atlas/Blue Wolf and receives compensation in connection with such services.

•	Jeffrey Kirt is highly conflicted. Mr. Kirt is a repeat nominee of Lapetus in other dissident proxy contest situations, including a failed attempt to be elected to a Board in a separate situation in 2019. We believe his role as a recurring activist nominee underscores that, if elected, Mr. Kirt would be subject to significant influence from Atlas/Blue Wolf and will carry out its self-serving agenda.

•	Sean Erwin does not provide any experience or expertise that is not already provided by Verso’s nominees to the Board, which will include highly qualified and diverse paper executives who collectively have more than 150 years of relevant paper industry experience.

We believe the submission of these conflicted Atlas/Blue Wolf nominees underscores that Atlas/Blue Wolf has no plan for Verso other than to implement a self-serving agenda that seeks to obstruct the future prospects of Verso to the benefit of Atlas/Blue Wolf alone.

As stockholders, you have the power to protect Verso’s strong growth trajectory and support its ongoing transformation. The Verso Board recommends that stockholders vote “FOR” the Pixelle Transaction, “FOR” the election of ALL seven of Verso’s highly qualified directors and in accordance with the Company’s recommendations on all other proposals on the enclosed WHITE proxy card.

VERSO’S CONFLICT-FREE DIRECTOR NOMINEES HAVE THE RIGHT MIX OF SKILLS AND EXPERIENCE TO ACHIEVE RESULTS FOR STOCKHOLDERS

We continually assess Board composition to ensure we have the right mix of diversity, independence, experience and skills to best position Verso for future success. Over the past year Verso has conducted a robust process, with the assistance of a leading executive search firm, which has resulted in a slate of nominees that we believe achieves these objectives. The Board nominees include a mix of industry and executive experience as well as a range of additional relevant expertise in, among other areas, finance, public company operations, manufacturing and distribution. In addition, our nominees have operational experience in transforming companies to adapt to changing industry dynamics and meet market demands, which we believe will support Verso’s continued trajectory, transformation and outperformance of its peers. Furthermore, four of six independent directors have been nominated in the last six weeks, and if elected, five of the Company’s seven directors will have joined the Board over the last year. The two continuing directors have been members of the Board since 2016 and bring a depth of knowledge about Verso and its industry.

In November 2019, we announced the appointment of Nancy M. Taylor and Randy J. Nebel to the Board, increasing the size of the Board from five to seven directors. In December 2019, we announced that Mr. Carr and Mr. Davis will not stand for re-election at the Annual Meeting. The Board also nominated Dr. Robert K. Beckler to stand for election. Dr. Beckler is a veteran paper industry executive and consultant and most recently served as President, Packaging Solutions, of WestRock Company. Previously, he was Executive Vice President and President of Packaging of MeadWestvaco Corporation. We are confident Dr. Beckler will bring a wealth of paper industry experience and strategic guidance to the Verso Board.

Further to our commitment to Board refreshment, the Board announced on December 16, 2019, the nomination of Paula H. J. Cholmondeley, a highly regarded paper and manufacturing executive, to stand for election at the Annual Meeting. Ms. Cholmondeley is currently a principal of The Sorrel Group, a consulting firm she founded that specializes in customized corporate governance education for first time members of boards of directors. She also serves as a director for Terex Corporation, an international industrial products company, a director of the Bank of the Ozarks and as an independent trustee of Nationwide Mutual Funds. Her governance expertise and prior experience in paper and manufacturing will add significant value to the Board.

With the election of Ms. Cholmondeley and our recent nominees, the Board will have more than 150 years of collective paper industry experience. In addition to a strong collective track record in operations, organic growth, M&A and strategic transformation, if elected, the Board will have extensive paper industry expertise, including in graphics papers, specialty papers, bag papers, linerboard, medium, bleached and unbleached boxboard, and market pulps, including extensive experience in international markets. We believe this experience is well aligned with Verso’s increased focus on our go-forward operations.

VOTE THE WHITE PROXY CARD TODAY!

YOUR VOTE IS IMPORTANT – VOTE TO ENSURE VERSO’S HIGHLY QUALIFIED NOMINEES CAN CONTINUE THE COMPANY’S TRANSFORMATION

Your vote “FOR” the Pixelle Transaction, “FOR” our seven director nominees and in accordance with the Company’s recommendations on all other proposals which will help ensure that ALL Verso stockholders will reap the benefits of our positive momentum.

Please use the enclosed WHITE proxy card to vote today “FOR” ALL seven of Verso’s nominees listed on the WHITE proxy card: Dr. Robert K. Beckler, Paula H. J. Cholmondeley, Randy J. Nebel, Steven D. Scheiwe, Jay Shuster, Adam St. John and Nancy M. Taylor. Simply follow the easy instructions on the enclosed proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

On behalf of the Verso Board and management team, we thank you for your continued support during this pivotal moment our Company’s history.

Sincerely,

Dr. Robert K. Beckler	Paula H. J. Cholmondeley	Randy J. Nebel	Steven D. Scheiwe
Jay Shuster	Adam St. John	Nancy M. Taylor

If you have questions or need assistance in voting your WHITE proxy card please contact:

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

(212) 929-5500

or

Toll-Free (800) 322-2885

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this letter to stockholders, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and other similar expressions. They include, for example, statements relating to our business and operating outlook; assessment of market conditions; and the growth potential of the industry in which we operate. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on us. Actual results could vary materially depending on risks and uncertainties that may affect us and our business. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the long-term structural decline and general softening of demand facing the paper industry; our exploration of strategic alternatives, including the possible sale or merger of our entire company or a material portion of our business and our ability to consummate any such strategic transactions, including the proposed sale of our Androscoggin Mill and Stevens Point Mill; the risk that the purchase agreement for the sale transaction would limit our ability to pursue other strategic alternatives to the sale transaction; the risk that the purchase agreement for the sale transaction might expose us to contingent liabilities; risks related to our ability to obtain stockholder approval for the sale transaction; the risk that the pending sale transaction could create unknown impacts on our future prospects; the risk that the amount of net proceeds that we would receive from the sale transaction is subject to uncertainties; the risk that stockholders are not guaranteed to receive any of the proceeds from the sale transaction; the risk that management could spend or invest the net proceeds from the sale transaction in ways against stockholders’ wishes; the risk that some of our executive officers might have interests in the sale transaction that might be in addition to, or different from, stockholders’ interests; the risk that our business following the sale transaction would be reduced and less diversified; the risk that we would be unable to compete with respect to certain specialty paper products for two years after the closing of the sale transaction; the risk that we may be unable to obtain governmental and regulatory approvals required for the sale transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the sale transaction; the risk that an event, change or other circumstances could give rise to the termination of the sale transaction; the risk that failure to consummate the sale transaction might materially and adversely affect our business, financial condition and results of operation; the risk that a condition to closing of the sale transaction may not be satisfied; the risk that we would be required to pay a termination fee or expense reimbursement if the purchase agreement for the sale transaction is terminated under specified circumstances, which might discourage third parties from submitting an alternative proposal; the timing to consummate the sale transaction; the risk that any announcement relating to the sale transaction could have adverse effects on the market price of our common stock; the risk of litigation related to the sale transaction; the risk of disruption from the sale transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; our adoption of a limited duration stockholder rights plan and its ability to delay or discourage a merger, tender offer or change of control; negative effects of a proxy contest and the actions of activist stockholders; developments in alternative media, which have and are expected to continue to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; intense competition in the paper manufacturing industry; our dependence on a small number of customers for a significant portion of our business; any additional closure and other restructuring costs; our limited ability to control the pricing of our products or pass through increases in our costs to our customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; our ability to continue to execute and implement our strategic plan; our initiatives to improve our financial and operational performance and increase our growth and profitability; our future operational and financial performance; the effect that the election of Atlas/Blue Wolf’s nominees to t our board of directors will have on our execution of our long-term plan and long-term stockholder value; the future effect of our strategic plan on our probability, growth and stockholder return; and the potential risks and uncertainties described in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q. We assume no obligation to update any forward-looking statement made in this presentation to reflect subsequent events or circumstances or actual outcomes.

Additional Information and Where to Find It

In connection with the solicitation of proxies concerning the matters to be considered at the Annual Meeting, including the proposed sale transaction, the Company has filed a definitive proxy statement, WHITE proxy card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER MATERIALS FILED WITH THE SEC CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors may obtain copies of these documents free of charge at the SEC’s website (www.sec.gov) and from the Company.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting, including the proposed sale transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the definitive proxy statement for the Annual Meeting. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is also in the definitive proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC when such materials become available.

Non-GAAP Financial Measures

This letter to stockholders contains certain non-GAAP measurements, including Adjusted EBITDA, that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results. EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP. Reconciliations of non-GAAP measures to GAAP are provided below.

Verso Post Transaction LTM (September 30, 2019) Adjusted EBITDA Reconciliation

(Dollars in millions, except per share amounts)	Verso	Androscoggin & Stevens Point	Verso Post Transaction
	12 Months Ended September 30, 2019	12 Months Ended September 30, 2019	12 Months Ended September 30, 2019
Net Sales	$2,552	$546	$2,006
Costs and Expenses
Cost of products sold (Exclusive of depreciation and amortization)	2,204	484	1,720
Depreciation and amortization	185	17	168
Selling, general and administrative expenses	100	15	85
Restructuring charges	43	--	43
Other operation (income) expense	4	--	4
Operating income (loss)	16	30	(14)
Interest expense	3	--	3
Other (income) expense	(27)	--	(27)
Income (loss) before income taxes	40	30	10
Income tax benefit	--	--	--
Net Income (loss)	$40	$30	$10
Income tax expense	--	--	--
Interest expense	3	--	3
Depreciation and amortization	185	17	168
EBITDA	$228	$47	$181
Restructuring charges	43	--	43
Luke Mill post-closure costs	4	--	4
Non-cash equity award compensation	12	--	12
Post-reorganization costs	1	--	1
Countervailing duty settlement	(22)	--	(22)
Other serverance costs	4	--	4
Strategic initiatives costs	1	--	1
Other items, net	2	--	2
Adjusted EBITDA	$273	$47	$226

2017 to 2018 Adjusted EBITDA (Dollars in millions)
	2017	2018	YOY Change
Net income (loss)	$(30)	$171	$201
Income (loss) per share (basic and diluted):
Basic	$(0.87)	$4.97	$5.84
Diluted	$(0.87)	$4.88	$5.75
Gross margin (excl. D&A)	$211	$361	$150
Gross margin %	8.6%	13.5%	4.9%
Income tax expense (benefit)	(8)	--	8
Interest expense	38	33	(5)
Depreciation and amortization	115	111	(4)
EBITDA	$115	$315	$200
Restructuring charges	9	1	(8)
Non-cash equity award compensation	1	8	7
Post-reorganization costs	1	4	3
Countervailing duty settlement	--	(42)	(42)
(Gain) loss on sale or disposal of assets	3	(8)	(11)
Other severance costs	6	--	(6)
Strategic initiatives costs	3	5	2
Andro PM No. 3 startup costs	--	10	10
Extinguishment of NMTC obligation	(7)	--	7
Other items, net	3	3	--
Adjusted EBITDA	$134	$296	$162
Adjusted EBITDA Margin %	5.4%	11.0%	5.6%

Media Contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(937) 528-3700

kathi.rowzie@versoco.com

or

Steve Frankel / Nick Lamplough / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investor Contact:

(937) 528-3220

investor.relations@versoco.com

Additional Investor Contact:

Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

December 30, 2019

Dear Verso Team,

As you may have seen, a consortium known as Atlas Blue Wolf, or ABW, has nominated three individuals to stand for election to Verso’s Board of Directors at our 2019 Annual Meeting which is scheduled to take place on January 31, 2020. This morning we issued a press release containing a letter to our stockholders which discusses Verso’s strategy and our Board’s recommendation for stockholders to vote for our seven highly experienced, diverse director nominees. A copy of the press release can be found at http://investor.versoco.com/press-releases and we encourage you to read it.

Verso’s experienced Board is actively engaged in the oversight of our company’s strategy and is committed to driving sustainable value creation for all our stakeholders. They are always open to ideas that will drive stockholder value and it’s important to note that, as indicated in the letter to stockholders, they have sought to engage constructively with ABW, but those efforts have to date been unsuccessful.

As we approach the Annual Meeting, you will likely see a number of public statements and materials from both Verso and ABW, and as a result, increased media attention. As these activities at the Board level play out, it’s important that we do not allow ourselves to be distracted by things that are beyond our control. Let’s all stay focused on the things that will contribute to our company’s success – working safely, delivering the high quality products and services our customers expect, closing out the year strong and focusing on our Keys to Success for 2020.

Please know how much we appreciate your hard work and dedication to Verso. Thank you for all you do each day to make our company the very best it can be.

Sincerely,

Your Senior Lead Team

NOTE: If you are a Verso stockholder, you will soon receive a copy of Verso’s definitive proxy statement via U.S mail which includes our Board’s recommendation to vote for seven highly experienced, diverse director nominees on the company’s enclosed WHITE proxy card. If you have questions, or require assistance in voting, please contact Verso’s proxy solicitor, MacKenzie Partners by calling toll-free 1-212-929-5500.

Additional Information and Where to Find It

In connection with the solicitation of proxies concerning the matters to be considered at the 2019 annual meeting of stockholders (the “Annual Meeting”), including the proposed sale transaction, the Company has filed a definitive proxy statement, WHITE proxy card and other materials with the Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER MATERIALS FILED WITH THE SEC CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors may obtain copies of these documents free of charge at the SEC’s website (www.sec.gov) and from the Company.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting, including the proposed sale transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the definitive proxy statement for the Annual Meeting. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is also in the definitive proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC when such materials become available.

Verso Corporation 8540 Gander Creek Drive Miamisburg, OH 45342 Michael A. Weinhold President T 937-242-9560 E mike.weinhold@versoco.com

December 30, 2019

Dear Valued Customer,

As you may have seen, a consortium known as Atlas Blue Wolf, or ABW, has nominated three individuals to stand for election to Verso’s Board of Directors at our 2019 Annual Meeting which is scheduled to take place on January 31, 2020. This morning we issued a press release containing a letter to our stockholders which discusses Verso’s strategy and our Board’s recommendation for stockholders to vote for our seven highly experienced, diverse director nominees. You can read the press release on the investor section of our website at http://investor.versoco.com/press-releases.

Verso’s experienced Board is actively engaged in the oversight of our company’s strategy and is committed to driving sustainable value creation for all our stakeholders. They are always open to ideas that will drive stockholder value and it’s important to note that, as indicated in the letter to stockholders, they have sought to engage constructively with ABW, but those efforts have to date been unsuccessful.

As we approach the Annual Meeting, you will likely see a number of public statements and materials from both Verso and ABW, and as a result, increased media attention. The most important thing you need to know is that we continue to operate business as usual at Verso. As always, we remain focused on providing you with the high quality products and services you’ve come to expect from us.

We appreciate your business and thank you for your continuing support of Verso.

Sincerely,

Additional Information and Where to Find It

In connection with the solicitation of proxies concerning the matters to be considered at the 2019 annual meeting of stockholders (the “Annual Meeting”), including the proposed sale transaction, the Company has filed a definitive proxy statement, WHITE proxy card and other materials with the Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER MATERIALS FILED WITH THE SEC CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors may obtain copies of these documents free of charge at the SEC’s website (www.sec.gov) and from the Company.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting, including the proposed sale transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the definitive proxy statement for the Annual Meeting. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is also in the definitive proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC when such materials become available.